EXHIBIT 99

FIRST PACTRUST BANCORP, INC. ANNOUNCES

1st QUARTER EARNINGS

April 24, 2003

Chula Vista, California — First PacTrust Bancorp, Inc. (Nasdaq: FPTB), the holding company for Pacific Trust Bank, announced net income of $957,000 for the quarter ended March 31, 2003 compared to $464,000 for the first quarter of the prior year.

Net interest income before provision for loan losses increased 47% to $4.3 million for the quarter ended March 31, 2003 as compared to $2.9 million for the prior year. Total interest income increased $1.4 million to $6.3 million as compared to $4.9 million over the prior year’s quarter, reflecting increased loan growth partially offset by a decrease in yield as a result of lower market rates of interest. Interest expense remained consistent at $2.0 million resulting from increased deposits, proceeds from the initial public offering completed in 2002 and increased FHLB borrowings offset by lower interest rates.

The allowance for loan losses increased $336,000 in the first quarter of 2003 to $3.2 million from $3.0 million at December 31, 2002 resulting from the increased level of loans outstanding. During the first quarter of 2003, a $328,000 provision for loan losses was made compared to $165,000 in the same period of the prior year.

Noninterest expense increased $310,000 to $2.6 million for the first quarter of 2003 from $2.2 million over the prior year’s quarter. The increase primarily resulted from an increase in compensation and benefits related to hiring additional personnel to staff a branch opened in June 2002 and expenses incurred related to the establishment of the ESOP plan in 2002.

Total assets have increased by $40.2 million, or 9%, to $500.1 million at March 31, 2003 from $459.9 million at December 31, 2002. Loans receivables increased to $443.9 million at March 31, 2003 up 10% from $403.7 million at December 31, 2002. This resulted from the record loan originations in real estate lending, primarily on single-family residences. The increase in loans was financed by an increase in advances from the Federal Home Loan Bank of $8.5 million and increased deposits of $29.9 million.

Stockholders’ equity increased $803,000 to $89.7 million at March 31, 2003 from $88.9 million at December 31, 2002. The increase for the year ended was primarily the result of net income earned of $957,000 offset by a decrease in the unrealized gain on available-for-sale securities net of tax and dividends paid of $245,000.

Statements contained in this news release that are not historical facts may constitute forward-looking statements (within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended), which involve significant risks and uncertainties. The Company intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and is including this statement for purposes of invoking these safe harbor provisions. The Company’s ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors which could have a material adverse effect on the operations and future prospects of the Company and the subsidiaries include, but are not limited to, changes in interest rates, general economic conditions, legislative/regulatory changes, monetary and fiscal policies of the U.S. Government, including the U.S.Treasury and the Federal Reserve Board, the quality or composition of the Company’s loan or investment portfolios, demand for loan products, deposit flows, competition, demand for financial services in the Company’s market area, the possible short-term dilutive effect of potential acquisitions and accounting principles, policies and guidelines. These risks and uncertainties should be considered in evaluating forward looking statements and undue reliance should not be placed on such statements.

Contact:

Hans Ganz, President and CEO

Phone: (619) 691-1519 ext 4000

FIRST PACTRUST BANCORP, INC.

SELECTED FINANCIAL INFORMATION

	Three Months Ended March 31,
	2003	2002
	(In thousands)
Selected Operations Data
Total interest income	$6,331	$4,924
Total interest expense	2,026	1,990

Net interest income	4,305	2,934
Provision for loan losses	328	165

Net interest income after provision for loan losses	3,977	2,769
Noninterest income	238	232
Noninterest expense	2,550	2,240

Income before taxes	1,665	761
Income tax provision	708	297

Net income	$957	$464

Earnings per share
Basic	$.19	N/A

	March 31, 2003	December 31, 2002
	(In thousands)
Selected Financial Condition Data
Total assets	$500,113	$459,917
Cash and cash equivalents	11,585	11,506
Loans receivable, net	443,945	403,732
Securities available for sale	17,194	18,733
Deposits	309,588	279,714
Advances from Federal Home Loan Bank	98,600	90,100
Stockholders’ equity	89,684	88,881

	Three months ended March 31,
Selected Financial Ratios (1)	2003	2002
Return on average assets	.79%	.61%
Return on average equity	4.28	6.39
General and administrative expenses to average assets	2.10	2.94
Efficiency ratio(2)	56.13	70.75
Net interest margin	3.79	3.78

	As of March 31, 2003	As of March 31, 2002
Non-performing assets to total assets(3)	.07%	.02%
Book value per common share(4)	$18.23	N/A

(1)	All applicable quarterly ratios reflect annualized figures.
(2)	Represents non interest expense divided by net interest income plus non interest income.
(3)	Consists of assets 90 days past due.
(4)	Represents total equity divided by total shares outstanding excluding unearned ESOP shares.